EXHIBIT 16.1

Boyle CPA, LLC

Certified Public Accountants & Consultants

November 18, 2022

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.W.
Washington, D.C. 20549-7561

On November 17, 2022, we were informed of our dismissal as the independent registered public accounting firm of Sentient Brands Holdings, Inc.

We have read the statements of Sentient Brands Holdings, Inc. included under Item 4.01 on Form 8-K to be filed with the Securities and Exchange Commission. We agree with such statements as they pertain to our firm.

/s/ Boyle CPA, LLC

Boyle CPA, LLC
Red Bank, NJ

331 Newman Springs Road
Building 1, 4th Floor, Suite 143	P (732) 784-1582
Red Bank, NJ 07701	F (732) 510-0665